Exhibit 99.2

Alan Krock Vice President & CFO Tel: 1 408.988.1204	Glen Kayll Corporate Treasurer Tel: 1 408.988.7717	David Climie Director, Corp. Comm. and I.R. Tel: 1 408.988.8276

PMC-SIERRA ANNOUNCES PRICING OF $225 MILLION

SENIOR CONVERTIBLE NOTES

Santa Clara, Calif., Oct 20th, 2005 – PMC-Sierra, Inc. (Nasdaq: PMCS) today announced the pricing of its offering of $225 million aggregate principal amount of senior convertible notes due 2025. The offering is being made through a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933. The notes will bear interest at a rate of 2.25% per year and will rank equal in right of payment with all of PMC-Sierra’s unsubordinated, unsecured obligations. PMC-Sierra has granted to the initial purchasers of the notes a 30-day overallotment option to purchase up to an additional $25 million aggregate principal amount of the notes. The sale of the notes is expected to close on October 26, 2005.

The notes provide for a net share settlement and under certain circumstances may be convertible into cash (up to the principal amount of the notes) and, with respect to any excess conversion value, into cash, shares of common stock of PMC-Sierra or a combination of cash and shares of common stock, at the company’s option, at an initial conversion rate of 113.6687 shares per $1,000 principal amount of notes, equivalent to an initial conversion price of approximately $8.80, subject to adjustment. The initial conversion price represents a premium of approximately 27.5% relative to the last reported sale price of common stock of PMC-Sierra on the Nasdaq National Market of $6.90 on October 20, 2005.

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PMC-Sierra has the right to redeem some or all of the notes on or after October 20, 2012. Holders of the notes have the option to require PMC-Sierra to repurchase the notes on each of October 15, 2012, October 15, 2015 and October 15, 2020, or in the event of a change of control of PMC-Sierra or other fundamental change. In each case, the redemption or repurchase price would be 100% of the principal amount of the notes, plus accrued and unpaid interest to, but excluding, the redemption or repurchase date, as applicable.

PMC-Sierra intends to use the net proceeds from this proposed offering for general corporate purposes, including capital expenditures, research and development and potential investments in and acquisitions of complementary businesses, partnerships, minority investments, products or technologies, to fund further enhancements of PMC-Sierra’s operating infrastructure and for working capital. If PMC-Sierra reaches an agreement to purchase a semiconductor business that it has identified and that is consistent with its business strategy, PMC-Sierra expects that the proceeds from this proposed offering will be used to fund a portion of the purchase price.

The notes and common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933 or applicable state securities laws, and unless so registered, may not be offered or sold in the United States or to U.S. persons except pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws.

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.